Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Guerrilla RF, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)		(1)		$15,000,000.00	(2)	$110.20 per $1,000,000	$1,653.00(3)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$15,000,000.00			$1,653.00
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$1,653.00

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(1) Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(3)  Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.